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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-4 No. 333-74649) and related Prospectus of Bally Total Fitness Holding Corporation for the Registration of $300,000,000 9 7/8% Series D Senior Subordinated Notes Due 2007 and to the incorporation by reference therein of our report dated February 11, 1999, with respect to the financial statements and schedule of Bally Total Fitness Holding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1998 filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP




Chicago, Illinois
April 29, 1999